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                            STRATOSPHERE CORPORATION
                                  EXHIBIT 99.2
               NEWS RELEASE ANNOUNCING CARL C. ICAHN WRITTEN OFFER




                                                  NEWS RELEASE
                                                  STRATOSPHERE CORPORATION
                                                  2000 LAS VEGAS BOULEVARD SOUTH
                                                  LAS VEGAS, NEVADA 89104
                                                  702-380-7777
                                                  702-383-4733 (FAX)
[STRATOSPHERE TOWER LAS VEGAS LOGO]

FOR FURTHER INFORMATION CONTACT:
William Bischoff - (702) 383-5207

FOR IMMEDIATE RELEASE:
THURSDAY, APRIL 27, 2000

              ICAHN OFFERS TO BUY MINORITY INTEREST OF STRATOSPHERE

LAS VEGAS, NEV. - STRATOSPHERE CORPORATION announced that Carl C. Icahn, the owner and controlling person, respectively, of Nybor and American Real Estate Holdings, L.P. (together, "Icahn Entities"), which collectively own 89.6% of the Company's outstanding common stock, submitted a written proposal to the Company to acquire the minority interest in the Company for cash. Under the proposal, the stockholders of the Company, other than the Icahn Entities, would receive approximately $44.35 per share.

The Company is currently reviewing the proposal.

Stratosphere Corporation is a casino/hotel/entertainment complex located at the north end of the Las Vegas Strip. The complex is centered around the Stratosphere Tower, the tallest freestanding observation tower in the United States.


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in the interest rates), domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and certain registration statements of the Company.









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